Exhibit (d)(1)(B)

ORBOTECH LTD.

Translation of the Form of Option Agreement pursuant to the 2000 Plan (for participants in Israel)

Date:

Personal – Confidential

For Your Eyes Only

Dear Employee,

Re:    Notice of Allotment/Equity Award

Pursuant to Section 102 of the Income Tax Ordinance—Capital Gains Route

As you have already been advised, the board of directors of Orbotech Ltd. (the “Company”) has resolved to grant the Trustee under the Company’s equity-based remuneration plan for employees (the Trustee”), in trust for you, the right to acquire Ordinary Shares of the Company (nominal value NIS 0.14 per share) pursuant to the Company’s “Equity Remuneration Plan for Key Employees of Orbotech Ltd. its Affiliates and Subsidiaries (as Amended and Restated, 2005)” (the “Option” and the “Plan”, respectively) and in accordance with the “capital gains route” as defined in Section 102 of the Income Tax Ordinance.

This award gives expression to the Company’s appreciation of your productive work and your contribution to the Company’s success; and is intended to provide an incentive and to encourage you to continue your participation in the development of the Company for many years to come in the future. We wish you and all of us great success in our continued joint endeavors.

We wish to stress that the details of this letter are personal and privileged, and neither they nor this matter is to be discussed with anyone other than the Vice President to whom you report.

A copy of the Plan is attached hereto or has already been forwarded to you by e-mail. Any reference to the details of the Plan in this letter (if any) is for the sake of your convenience only and is qualified in its entirety by the full version of the Plan attached hereto or which has been sent to you as stated above. Should you have any questions or require further details, the Corporate Secretary of the Company, Michael Havin, will be available to assist you or to provide explanations as may be required.

1.	Details of the Option:

Serial No.	Grant Date	Exercise Price ($)	Qty. of Shares Subject to the Option	Exercise Dates		Expiry Date
				Qty.	Commencing Date

______	______	______	______			______

all provided that, in respect of each exercise act, commencing from the date of the granting of the Option and until the exercise date you were continuously, and remain, an employee of, or provide services to, the Company, a Foreign Subsidiary of the Company or a Related Company, as, such terms are defined in the Plan. Please note that the Option expires seven (7) years after the grant date and, if not exercised prior to that time, will be cancelled and will no longer be exercisable. Below are the details of further conditions relating to the exercise of the Option.

2.	Method of Exercise:

At the time of exercise of the Option (as stated in Section 1 above), and provided the additional conditions for the exercise of the Option have been met, you may notify the Trustee, who will notify the Company on a “Notice of Exercise” form (all via the Corporate Secretary) that you wish to exercise the Option with respect to a specific number of shares (as determined by you but in any event not more than the amount then vested). At the time of exercise payment must be made (or undertaking to pay must be provided) for the shares acquired in the exercise (Section 1 above), all in accordance with the Company’s procedures at that time and in coordination with the Corporate Secretary.

3.	Holding in Trust:

In order to ensure compliance with the applicable tax laws, the Option granted to you as provided in this letter is and shall be held in trust by the Trustee (who has been approved for this purpose by the Income Tax Commissioner). Moreover, you may elect not to receive or sell the shares at the time of exercising the Option, in which case the shares allotted upon the exercise of the Option will also be held in trust and the provisions of the Plan will apply to them. Any other right and/or share derived from the Option and/or the shares or allotted in connection therewith, if any, including, without derogating from the generality of the above said, bonus shares (the “Additional Rights”) will also be held in trust upon and subject to the same conditions as aforesaid. The Option and the shares may be divested only after entire fulfilment of applicable terms of the law and the Plan, the salient features of which are noted below. To this end a trust document has been signed between the Company and the Trustee (the “Trust Document”) and the provisions of the Trust Document also apply to the Option granted to you. A copy of the Trust Document is held by the Corporate Secretary and may be inspected at his office.

4.	Taxation:

The earlier of: (a) the transfer of the shares from the Trustee into your name or at your direction; and (b) the sale of the shares by the Trustee, shall be deemed to be the “exercise date for tax purposes” for the calculation and payment of tax by you. Pursuant to the provisions of the Income Tax Ordinance, if the Trustee has held the Option and/or the shares deriving from the exercise of the Option for a period of at least twenty four months from the date of grant of the Option and its deposit with the Trustee (the “Lock-Up Period”), the full value of the benefit (the difference between the value of the Ordinary Shares at the exercise date for tax purposes and the exercise price) will be taxed as follows:

(1)	That part of the value of the benefit representing the difference between the average value of the Company shares on the stock exchange at the end of the thirty days of trading which preceded the allotment and the exercise price (to the extent that this difference is positive and provided that it is not greater than the full value of the benefit) will be taxed as salary income according to the marginal tax rate of the employee;

(2)	The balance of the value of the benefit will be taxed as capital gains at the rate of 25%.

It should be noted that if shares have been sold by the Trustee or transferred from the Trustee into your name prior to the end of the Lock-Up Period, the full value of the benefit will be deemed as salary income in your hands and will be taxed at your marginal tax rate. Similarly, that portion of the value of the benefit which is classified as salary income will be subject, in addition to income tax, to national insurance and health tax. The obligation to pay this tax falls upon you and it constitutes a condition precedent for the transfer of the shares into your name or at your direction or for the transfer of the shares to a purchaser. In accordance with the conditions set forth in Section 102 of the Income Tax Ordinance (the Section under which the Plan is activated), on the date of the sale of the shares by you, or the transfer of them into your name as stated above, withholding tax will be deducted—through your salary slip—as provided above, from the value of the benefit. If you have elected to transfer the shares into your name or at your direction as stated above, you should consider the tax implications of the sale of the shares at a later stage.

Your attention is also drawn to the provisions of Section 20 of the Plan, which provides that all liability to taxation falls upon you. Further details may be found in Section 3 above and in Sections 6 and 8 below. It should be remembered that after exercising the Option the shares may, but need not necessarily be, transferred into your name or at your direction, or they may be sold; however, they may also remain held in trust, in which case payment of the above tax may be deferred.

5.	The Plan:

More complete details of the terms and conditions relating to the Option may be found in the Plan itself. As stated, a copy of the Plan is attached hereto or has already been forwarded to you by e-mail. You are requested to read the terms and conditions of the Plan thoroughly. If you need further explanation, you may contact the Corporate Secretary who will do his best to try to assist you. By signing this letter you confirm receipt of a copy of the Plan, that you have read the provisions of the Plan and that you agree to all the terms and undertakings contained therein.

6.	Participation in the Plan:

Your participation in the Plan is conditional upon your signing this letter and the letter of undertaking in the form attached hereto as Appendix A (the “Letter of Undertaking”). Therefore, should you decide to participate in the Plan, you must also sign this letter and deliver it to the Corporate Secretary. By signing this letter you declare and agree that the provisions of the Letter of Undertaking, the Income Tax Ordinance (New Version), the Income Tax Rules (Tax Relief on the Allotment of Shares to Employees), 5763-2003 and the provisions of the Trust Document are binding upon you and will, in the case of a conflict, take precedence over the provisions of this letter and/or of the Plan.

7.	Prospectus:

The Israel Securities Authority has exempted the Company from the provisions of the Israel Securities Law, 5728-1968 in connection with the offering of securities, subject to compliance with the conditions stipulated in that exemption.

In the event that the Company’s legal counsel is of the opinion that the granting of the Option and/or its exercise requires the publication by the Company of a prospectus or a similar document in Israel, then the Company will prepare such a prospectus and provide it to you, and in such case the granting and/or exercise of the Option, as the case may be, will be subject to such prospectus and to your right to cancel them after reviewing the said prospectus.

8.	Additional Details Regarding Section 102 of the Income Tax Ordinance and its Rules:

(a)	As noted above, the granting of the Option is subject to the provisions of Section 102 of the Income Tax Ordinance—Allotment Through a Trustee via the Capital Gains Route, and the rules promulgated thereunder—The Income Tax Rules (Tax Relief on Allotment of Shares to Employees), 5763-2003. The full text of Section 102 and of the said rules will be provided to you, upon request, by the Corporate Secretary.

(b)	Generally, pursuant and subject to these provisions, you will not be liable to tax at the time of the granting of the Option or of its exercise (however, you will be liable to tax at the time of the transfer of the shares into your name or at your direction, or at the time of the sale thereof by the Trustee, whichever is the earlier—see Section 4 above).

(c)	Under Section 102 and the Rules, and without derogating from the provisions of the Plan, including in connection with assignment, sale or other transfer of the Option or the shares, the following provisions shall apply: (a) you shall not be entitled to sell the Option and/or the shares before the end of the Lock-Up Period, unless permission to do so or approval therefor has been obtained from the Income Tax Commissioner and the Company’s board of directors; and (b) all Additional Rights, if any, will be subject to the same tax route applicable to the Option and/or the shares.

9.	Bank of Israel—Foreign Currency Controller:

Because the shares issued following the exercise of the Option will be traded on a foreign stock exchange they will be subject to the rules and regulations determined from time to time by the Foreign Currency Controller pursuant to the Foreign Currency Control Law.

10.	The Securities Authority:

In accordance with the requirement of the Israel Securities Authority, the Form S-8 filed with the United States Securities and Exchange Commission (the “SEC”) in connection with the registration of shares subject to the Option, as well as all documents attached thereto or incorporated therein by reference, are available for your inspection with the Corporate Secretary, Michael Havin, and may also be photocopied at the Company’s expense. Furthermore, as is customary in the case of companies whose shares are traded in the United States, attached are (or there have already been forwarded to you by e-mail) copies of the Plan, the most recent periodic (annual) financial statements of the Company filed with the SEC (Form 20-F) and a ‘prospectus’ containing general information concerning the Company and the Plan and certain specific information concerning the taxation consequences of Plan participation.

With best wishes

Sincerely,

Raanan Cohen

President and Chief Executive Officer

The provisions of this letter and the Plan are agreed to and accepted.

I hereby confirm receipt of all the documents detailed below:

•	The Plan

•	Letter of Undertaking

•	The F-20 Form filed with the SEC

•	Prospectus

Employee’s (Ordinary) Signature

Employee

Orbotech Number:

CC:	Eliahu Lerner, Accountant

The Trustee under the equity-based remuneration plan

For Company Employees

Date:

Appendix A

To: Eliahu Lerner, Accountant Tel Aviv	To: Orbotech Ltd. Industrial Zone Yavne

Dear Sirs,

Re: Document of Consent, Confirmation and Undertaking

1.	In response to the Notice of Allotment dated (the “Allotment Notice”), which I received from Orbotech Ltd. (the “Company”), I hereby confirm that an option to purchase Ordinary Shares of the Company (the “Option”) will be allotted for me pursuant to the conditions of the Company’s plan dated June 21, 2000 for the allotment of shares/options for employees, in accordance with Section 102 of the Income Tax Ordinance (New Version), pursuant to the Income Tax Rules (Tax Relief on the Allotment of Shares for Employees), 5763-2003 (the “Plan”, the “Ordinance” and the “Rules”, respectively) subject to the terms of the Allotment Notice and subject to the provisions of this letter.

Similarly, I hereby confirm that I am aware that the Company has elected the “Capital Gains Route via a Trustee” pursuant to Section 102 of the Ordinance (the “Capital Gains Route”) and that the Capital Gains Route will apply to me and to the Option and the shares to be allotted to me as provided above, and that I am aware of the consequences of this route.

The Option will be allotted for me in the name of Eliahu Lerner, Accountant (the “Trustee”), whose appointment as Trustee in this matter has been approved by the Income Tax Commissioner and who shall hold it in trust pursuant to the terms of the Plan and the Allotment Notice, until the end of the period as defined in Section 102 of the Ordinance. The Company and the Trustee may, with the approval of the Income Tax Commissioner, from time to time add to or replace the trustee in connection with the Option.

2.	I hereby confirm that the terms of the Plan, the Allotment Notice, the provisions of Section 102 of the Ordinance, the Rules and the provisions of the Trust Document signed between the Company and the Trustee, are known to me and that they shall apply in full to the Option and the shares which I receive from the Company.

3.	Similarly, I confirm that any bonus shares which may be allotted in respect of the Option or the shares subject to the Option will also be held in the name of the Trustee subject to the terms of the Plan and the Allotment Notice and that the provisions of Section 102 of the Ordinance under the Capital Gains Route and the Rules will apply to the said shares as if they were the originally allotted shares and that the undertakings of the Trustee pursuant to the Trust Document shall correspondingly apply to such bonus shares.

4.	Furthermore, and as required by the Israel Securities Authority, I hereby confirm that if and when I exercise the Option, I will sell the shares issued therefrom only in over-the-counter transactions in the United States.

5.	In addition to all my undertakings to the Company and/or the Trustee within the framework of the provisions of the equity-based remuneration plan for Company employees, and in general, I hereby undertake not to exercise the shares (as defined in Section 102) before the end of the period. Moreover, I hereby give my consent that at the date of exercise (as defined in Section 102 of the Ordinance) the Trustee/employer will deduct any amount owing to the income tax authorities pursuant to Section 102 before transferring to me any funds or shares to which I may be entitled.

6.	I agree that the Trustee and the Company will notify the assessing officer and the Income Tax Commissioner that they hold this document of consent, confirmation and undertaking and that they will provide them with this document.

Sincerely,

Employee’s (Ordinary) Signature

Employee

Orbotech Number: